EXHIBIT 99.1
                   HERCULES INVESTS $3 MILLION IN INTERWISE

    PALO ALTO, Calif., Oct. 3 /PRNewswire-FirstCall/ -- Hercules Technology Growth Capital, Inc. (Nasdaq: HTGC), a leading debt and equity growth capital provider to technology related companies, today announced that on Sept. 22, 2005 it provided $3 million in financing for Interwise, a privately owned leader in true enterprise conferencing.

    (Photo:  http://www.newscom.com/cgi-bin/prnh/20050609/SFTH149LOGO )

    "For over 10 years, Interwise has been committed to delivering live collaboration and e-learning solutions in one comprehensive platform," said Roy Liu, managing director of Hercules. "Interwise continues to lead the market in integrated conferencing solutions, and it is recognized for its leadership in web conferencing and VoIP technology."

    Interwise is the leader in complete enterprise conferencing, and provides unlimited voice, web and video conferencing in one integrated platform for a fixed price. Technology Marketing Corporation's TMC Labs division recently named Interwise's ECP Connect solution as a 2005 Innovation Award winner. The company's fixed price/unlimited usage business model and enterprise-class technology combine to make it easy for companies to replace multiple conferencing and collaboration products with a single, integrated solution that can reduce overall conferencing expenses by up to 50%.

    About Hercules Technology Growth Capital:

    Founded in December 2003, Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialized finance company providing debt and equity growth capital to technology related companies at all stages of development. The company primarily finances privately held companies backed by leading venture capital and private equity firms and also may finance certain publicly traded companies. Hercules focuses its investments in companies active in technology and technology related industries such as computer software and hardware, networking systems, semiconductors, semiconductor capital equipment, information technology infrastructure, Internet consumer and business services, telecommunications, and life sciences. The company's investments are originated through its principal office located in the Silicon Valley, as well as additional offices in the Boston, Boulder and Chicago areas. Providing capital to privately held companies backed by leading venture capital and private equity firms involves a certain degree of credit risk and may result in potential losses.

    For more information, please visit http://www.herculestech.com . Companies interested in learning more about financing opportunities should contact info@herculestech.com or call 650-289-3060.

    About Interwise:

    Since 1994, Interwise has been committed to delivering live collaboration and e-learning solutions in one comprehensive platform. Recognized for its leadership in web conferencing and VoIP technology, Interwise continues to lead the market in integrated conferencing solutions.

    Long before the company's first product shipped to customers in early 1997, the Interwise team strenuously applied a live-event, user-centric focus to the company's market and technology vision, targeted business strategies and project execution. The result is Interwise's globally acclaimed industry leadership and consistently first-to-market innovations for live online interaction, collaboration and learning.

SOURCE  Hercules Technology Growth Capital, Inc.
    -0-                             10/03/2005
    /CONTACT: Deborah Stapleton, +1-650-470-0200, for Hercules Technology Growth Capital, Inc.; or Hercules Technology Growth Capital, Inc., +1-650-289-3060, or info@herculestech.com/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20050609/SFTH149LOGO
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    /Web site:  http://www.herculestech.com/
    (HTGC)